EXHIBIT 4.55
SIG COMBIBLOC GROUP AG
as Pledgor
and
THE BANK OF NEW YORK MELLON
as Collateral Agent
and
as Pledgee

PLEDGE AGREEMENT
relating to the shares (Verpfändung von Aktien) in SIG EURO
HOLDING AG & CO. KGAA

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

This Share Pledge Agreement (this “Agreement”) is made on 5 November 2009
BETWEEN:
(1)	SIG Combibloc Group AG, a stock corporation (Aktiengesellschaft) organised under the laws of Switzerland having its business address at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland, and registered in the commercial register (Handelsregister) of the Canton of Schaffhausen under the federal register number CH-290.3.004.149-2 (the “Pledgor”); and
(2)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent”, or the “Pledgee”).
WHEREAS:
(A)	Pursuant to a USD 1,155,000,000 and EUR 330,000,000 multi-currency term and revolving credit agreement dated on or about 5 November 2009 between, inter alia, the parties listed in Part I of Schedule 1 hereto as original borrowers (the “Original Borrowers”), the parties listed in Part II of Schedule 1 hereto as original guarantors (the “Original Guarantors”), Credit Suisse Cayman Island branch as administrative agent and The Bank of New York Mellon as collateral agent and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have agreed to grant certain facilities to the Original Borrowers and certain other entities which may accede to the Credit Agreement as additional borrowers.
(B)	Pursuant to a senior secured note indenture dated on or about 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as issuers (the “Issuers”), certain affiliates of the Issuers listed in Part III of Schedule 1 as original senior secured note guarantors (the “Original Senior Secured Note Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Senior Secured Note Indenture”), the Issuers will issue senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “Senior Secured Notes”) to certain noteholders.
(C)	The Pledgor has agreed to grant a first ranking pledge over its Shares (as defined below) in the Company (as defined below) as security for the Pledgee’s claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).
(D)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated on or about 5 November 2009 between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
(E)	SIG Austria Holding GmbH is the owner 9,499 (in words: nine thousand four hundred ninety nine) shares in the Company, Nos. 1-9,499, which are represented by a global share certificate (the “Existing Share Certificate 2”).
(F)	The Pledgor and SIG Austria Holding GmbH as sole shareholders (Aktionäre) of the Company have approved and consented to the Pledge (as defined below) in a resolution of the shareholders (Hauptversammlungsbeschluss) a copy of which is attached hereto as Schedule 2.
(G)	The Pledgor has granted security interests over the Shares (as defined below) to Credit Suisse and others pursuant to existing security documents entered into in connection with certain existing financing arrangements with Credit Suisse and others (the “Existing Security”). The Existing Security will be released on or about the date hereof in accordance with the terms of a release agreement between the Pledgor, Credit Suisse and others.
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1	Definitions
In this Agreement:
“Administrative Agent” means Credit Suisse Cayman Island branch, having its business address at One Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.
“Borrowers” means the Original Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.
“Cash Management Bank” shall mean Citibank NA, Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the

Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.
“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.
“Company” means SIG Euro Holding AG & Co. KGaA, an association limited by shares (Kommanditgesellschaft auf Aktien) organised under the laws of the Federal Republic of Germany having its business address at Weilheimer Str. 5, 79761 Waldshut-Tiengen, Germany, and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Freiburg i.Br. under HRB 621259.
“Credit Documents” shall mean the Loan Documents and the Senior Secured Note Documents.
“Enforcement Event” shall mean an Event of Default.
“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the Senior Secured Note Indenture.
“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007 and as amended and restated on or about the date hereof) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse as security trustee and others.
“Existing Share Certificate 1” has the meaning given to such term in sub-Clause 2.2 hereof.
“Existing Shares” has the meaning given to such term in sub-Clause 2.2 hereof.
“Future Shares” means any and all shares in the Company in whatever nominal value which the Pledgor may hold in the future other than the Existing Shares (arising from a split of shares, purchase of shares in the context of the mandatory public offer or otherwise).
“Grantors” means the Loan Parties, the Issuers and the Senior Secured Note Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the Senior Secured Note Guarantors under the Credit Documents and “Grantor” means any of them.
“Grantors’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited) or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.
“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).
“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.
“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 400,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.
“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.
“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.
“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the Senior Secured Note Indenture and any successor appointed as indenture trustee under the Senior Secured Notes Indenture.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse or any other Lender or any affiliate of Credit Suisse or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.
“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.
“Loan Documents” shall mean the Credit Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.
“Loan Parties” shall mean the Borrowers, the Original Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.
“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.
“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.
“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft, Bank of America, N.A., Hong Kong and Shanghai Banking Corporation Ltd., Thailand, provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.
“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), together with all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its respective rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).
“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledges” means each pledge constituted under this Agreement and “Pledge” means any of them.
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement.
“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.
“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the Senior Secured Note Holders, the Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.
“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture, the Senior Secured Note Guarantees, the Senior Secured Notes, the Intercreditor Arrangements, any security document relating to the Senior Secured Notes and/or the Senior Secured Note Indenture and any other document that may be entered into pursuant to any of the foregoing.
“Senior Secured Note Guarantees” shall mean the guarantees of the obligations of the Issuers under the Senior Secured Notes and the Senior Secured Note Indenture by the Senior Secured Note Guarantors.
“Senior Secured Note Guarantors” means the Original Senior Secured Note Guarantors and any entity which may accede to the Senior Secured Note Indenture as additional guarantor.
“Senior Secured Note Holders” shall mean the holders from time to time of the Senior Secured Notes.
“Share Certificates” means the Existing Share Certificate 1 (as defined in Clause 2.2 below), and any other certificate or securities representing any of the Future Shares or any rights in relation thereto, including interest and dividend coupons, annuity bands, renewal coupons and all related certificates.
“Shares” means the Existing Shares and the Future Shares.
1.2	Construction
In this Agreement:
1.2.1	Terms used in this Agreement or in any notice relating hereto but not defined have the meanings ascribed thereto in the First Lien Intercreditor Agreement; and
1.2.2	any reference in this Agreement to a “Clause” or a “sub-Clause” shall, subject to any contrary indication, be construed as a reference to a Clause or sub-Clause hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.
2.	PLEDGED SHARES
2.1	The Company has a registered share capital (Grundkapital) of EUR 10,000,000 (in words: Euro ten million) which is divided into 10,000 registered shares (Namensaktien) with no nominal value (Stückaktien ohne Nennwert) which are at the date of this agreement represented by the Existing Share Certificate 1 (as defined below) and the Existing Share Certificate 2.
2.2	The Pledgor is the owner of 501 (in words five hundred one) shares in the Company, Nos. 9,500-10,000 (the “Existing Shares”), which are represented by a global share certificate (the “Existing Share Certificate 1”).
3.	PLEDGE
3.1	The Pledgor hereby pledges (verpfändet) to the Collateral Agent as security all Shares in the Company together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4.1 hereof.
3.2	The Pledgor shall:
3.2.1	duly endorse (indossieren) all Share Certificates which are endorsed in its name with a blank endorsement (Blankoindossament); and
3.2.2	deliver (übergeben) or cause to be delivered all Share Certificates endorsed in accordance with Clause 3.2.1 above to an authorised representative of the Pledgee for the purpose of depositing the Share Certificates with the Pledgee.
3.3	The Pledgor hereby further assigns to the Pledgee all present and future claims for the return of any Share Certificate against third parties (other than the Collateral Agent) having or obtaining actual possession of a Share Certificate. Such third parties shall be notified forthwith by the Pledgor of the Pledges (as soon as the Pledgor becomes aware of such third party having or obtaining actual possession of a Share Certificate).
3.4	The Pledges shall extend automatically to any newly issued certificates representing, replacing or supplementing any of the Shares which shall forthwith be duly endorsed (indossiert) with a blank endorsement (Blankoindossament) and delivered to (übergeben) to the Collateral Agent.
3.5	In addition to the Pledges created in accordance with Clause 3.1 to 3.4 (inclusive) above, the Pledgor hereby creates a Pledge over all Shares by way of pledging the Pledgor’s rights in the Company (Mitgliedschaftsrechte) arising from such Shares in accordance with sections 1274, 413, 398 of the German Civil Code (BGB) (also a “Pledge”).
3.6	The Collateral Agent hereby accepts all Pledges and assignments made pursuant to this Clause 3.
3.7	The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder.
3.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Obligations.
3.9	Each of the Pledges is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.
4.	SCOPE OF THE PLEDGES
4.1	The Pledges constituted by this Agreement include the present and future rights:
(a)	to receive and/or withdraw dividends, to receive payments under an interest coupon (Zinsanteilsschein), dividend coupon (Dividendenschein) or talon (Erneuerungsschein) and any other similar cash payments and other forms of profit distribution;

(b)	to receive all other pecuniary claims associated with the Shares;

(c)	to subscribe for newly issued shares of the Company; and

(d)	all other rights and benefits attributable to the Shares (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the provisions of this Agreement and any other Principal Finance Document) with all items described in Clause 4.1 in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledges constituted hereunder.

4.3	On the date and during the period in which the Collateral Agent is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledges (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares shall be forthwith delivered to the Collateral Agent and held as security for the benefit of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Secured Parties and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Collateral Agent for the benefit of the Secured Parties as security in the form so received (with any necessary endorsement).
5.	PURPOSE OF THE PLEDGES
The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledges shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.
6.	EXERCISE OF MEMBERSHIP RIGHTS
The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledges, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise permitted by the Principal Finance Documents, not to support any resolutions which if passed would constitute a breach of its obligations under Clause 9 or any other obligation under this Agreement.
7.	ENFORCEMENT OF THE PLEDGES
7.1
(a)	Subject to paragraph (b) of this Clause 7.1 below, if (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in

Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Obligations has become due and payable, then in order to enforce the Pledges (or any of them), the Collateral Agent, may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

(b)	The Collateral Agent may only enforce the Pledges in accordance with paragraph (a) of this Clause 7.1 above in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Pledgor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Pledgor, up to such proceeds and (ii) a direct or indirect subsidiary of the Pledgor (the “Pledgor’s Subsidiary”) (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Pledgor’s Subsidiary, up to such proceeds) after (i) the Pledgor’s auditors have (y) delivered an audited interim balance sheet of the Pledgor (valuating the Shares at their realisation value) to the Collateral Agent and (z) determined the existence and extent of the profits available for the payment of a dividend by the Pledgor in accordance with the relevant provisions of the Swiss Code of Obligations (the “Auditor’s Determination”) and (ii) the Pledgor’s shareholders have passed for such dividend payment resolutions for the distribution of dividends (“Dividend Resolution”) in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time. The Pledgor shall deliver the Auditor’s Determination and the Dividend Resolution within 30 business days after the Collateral Agent has given notice to the Pledgor of its intention to enforce the Pledges. The Collateral Agent shall only enforce the Pledges in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Pledgor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge

Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Pledgor, up to such proceeds and (ii) a Pledgor’s Subsidiary (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Pledgor’s Subsidiary, up to such proceeds) if according to the Auditor’s Determination and the Dividend Resolution the Pledgor has validly resolved to distribute the profits available for payment of a dividend, subject to Clause 8 (Swiss Limitations) below, provided that if the Pledges are not enforced and/or enforceable, the Collateral Agent may subsequently again seek to enforce the Pledges in accordance with this paragraph (b) of this Clause 7.1 and Clause 8 (Swiss Limitations) at any time thereafter.
7.2	Notwithstanding Section 1277 of the German Civil Code, the Collateral Agent is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Collateral Agent shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledges sold (including at public auction).
7.3	The Pledgor hereby expressly agrees that five business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Collateral Agent shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Collateral Agent.
7.4	If the Collateral Agent should seek to enforce the Pledges under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Collateral Agent of any other right it may have as a Pledgee.
7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing all subsequent payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Collateral Agent in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Collateral Agent shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. During the continuation of an event which allows the Collateral Agent to enforce the Pledges, the Pledgor shall have the obligations and the Collateral Agent shall have the rights set forth in sub-Clause 9.8 below regardless of which resolutions are intended to be adopted.
7.7	The Collateral Agent may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over partnership interests or shares in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Collateral Agent may decide to enforce the Pledges in the Company individually at separate proceedings or together with pledges over partnership interests or shares in one or more other companies at one single proceeding (Gesamtverwertung).
7.8	The Pledgor hereby expressly waives all defenses of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.
7.9	The Pledgor hereby expressly waives its defenses based on defenses any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.
7.10	If the Pledges are enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Collateral Agent shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or any of the Company’s affiliates or to assign any of these claims.
8.	SWISS LIMITATIONS
8.1	Proceeds of an enforcement of the Pledges shall only be applied towards satisfaction of the Obligations in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Pledgor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Pledgor, up to such proceeds and (ii) a Pledgor’s Subsidiary (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the Senior Secured Notes Indenture have been made available to the Pledgor’s Subsidiary, up to such proceeds) to the extent application of the proceeds of an enforcement of the Pledges towards such obligations does not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Pledgor and in the maximum amount of the Pledgor’s profits available for the distribution of dividends at the point in time the Pledges are enforced (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law) (the “Available Enforcement Proceeds”). Any proceeds of an enforcement in excess of the Available Enforcement Proceeds as well as the Tax Payment Amount (as defined below) which shall be deducted from the Available Enforcement Proceeds shall be returned to the Pledgor;
8.2	for such application of the Available Enforcement Proceeds towards satisfaction of the Obligations the Pledgor shall procure to pass a shareholders’ resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on the report from the Pledgor’s auditors approving the proposed distribution of dividends); and
8.3	deduct from the Available Enforcement Proceeds Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration (the “Tax Payment Amount”):
(a)	pay the Tax Payment Amount to the Swiss Federal Tax Administration; and

(b)	give evidence to the respective beneficiary or beneficiaries (as the same may be) of such deduction of the Tax Payment Amount in accordance with Clause 2.20 (Taxes) of the Credit Agreement and Clause 4.15 (Witholding Taxes) of the Senior Secured Note Indenture.
But if such a deduction is made, the Pledgor shall not be obliged to gross-up pursuant to Clause 2.20 (Taxes) of the Credit Agreement or Clause 4.15 (Witholding taxes) of the Senior Secured Notes Indenture to the extent that such gross-up would result in the aggregate of the amounts of the proceeds of an enforcement of the Pledges applied by the beneficiary or beneficiaries (as the same may be) towards satisfaction of the Obligations and the Tax Payment Amount paid to the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends.
9.	UNDERTAKINGS OF THE PLEDGOR
Unless otherwise permitted by the Principal Finance Documents, during the term of this Agreement, the Pledgor undertakes to the Collateral Agent:
9.1	not to take, or participate in, any action which results or might result in the Pledgor’s loss of ownership of all or part of the Shares or any other transaction which would have the same result as a sale, transfer or other disposal of the Shares or which would for any other reason be inconsistent with the security interest of the Pledgee or the security purpose (as described in Clause 5) or defeat, impair or circumvent the rights of the Pledgee except as permitted by the Collateral Agent (acting reasonably);
9.2	to procure that all Share Certificates representing the Shares acquired by the Pledgor will, promptly following the acquisition of the relevant Shares, be delivered (übergeben) to the Pledgee;
9.3	not to encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Shares or other rights subject to the Pledges;
9.4	to inform the Collateral Agent promptly of any change made in the registered share capital of the Company, or of any changes to the Company’s articles of association which would materially adversely affect the security interest of the Collateral Agent;
9.5	to promptly notify the Collateral Agent of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1, such notice to be accompanied by any documents the Collateral Agent might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Collateral Agent a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;
9.6	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Collateral Agent (such consent not to be unreasonably withheld), any party other than itself or SIG Austria Holding GmbH to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

9.7	to pledge in favour of the Pledgee on terms identical to the terms of this Agreement any Future Shares which it acquires upon an increase of the capital of the Company by way of capital contribution (Kapitalerhöhung gegen Einlage) or out of authorised capital (Kapitalerhöhung aus genehmigtem Kapital) promptly after the registration of such increase of the capital of the Company in the competent commercial register (Handelsregister) and the acquisition of such Future Shares;
9.8	to promptly inform the Collateral Agent in writing of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Collateral Agent. In particular, the Pledgor shall notify the Collateral Agent, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon any of the Pledges. The Pledgor shall allow, following the occurrence and during the continuance of an Enforcement Event, the Collateral Agent or, as the case may be, its proxy or any other person designated by the Collateral Agent, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 13.1, the Collateral Agent’s right to attend the shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;
9.9	to refrain from any acts or omissions, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist except if permitted by the Collateral Agent (acting reasonably);
9.10	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Collateral Agent created hereunder without the prior written consent of the Collateral Agent (such consent not to be unreasonably withheld); and
9.11	insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them) in favour of the Collateral Agent, the Pledgor shall at the Collateral Agent’s reasonable request make such declarations and undertake such actions at the Pledgor’s costs and expenses.
10.	DELEGATION
The Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Collateral Agent shall only remain liable for diligently selecting and providing initial instructions to such delegate.
11.	INDEMNITY
To the extent set out in the First Lien Intercreditor Credit Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security,

indemnify the Collateral Agent, its agents its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, damages, expenses, demands, taxes, losses and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Pledges.
12.	NO LIABILITY
Except to the extent provided in the Principal Finance Documents, none of the Collateral Agent, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Collateral Agent, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.
13.	DURATION AND INDEPENDENCE
13.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledges shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.
13.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.
13.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.
13.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.
14.	RELEASE (PFANDFREIGABE)
14.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practical declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of German mandatory law.
14.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Collateral Agent shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion (as instructed in accordance with the First Lien Intercreditor Agreement) determine so as to reduce the realisable value of the Security to the Limit.
14.3	The Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor in accordance with, and to the extent required by, the Intercreditor Arrangements.
15.	PARTIAL INVALIDITY; WAIVER
15.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.
15.2	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.
15.3	In particular, the Pledges shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

16.	AMENDMENTS
Changes and amendments to this Agreement including this Clause 16 shall be made in writing.
17.	NOTICES AND THEIR LANGUAGE
17.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	SIG Combibloc Group AG
Laufengasse 18,
CH- 8212 Neuhausen am Rheinfall,
Switzerland
	Telephone:	+41 52 6746111
	Fax:	+41 52 6746574
	Attention:	Head of legal corporate

For the Pledgor with a copy to:	Address: c/o Rank Group Limited
Level 9
148 Quay Street
PO Box 3515
Auckland 1140
New Zealand
	Telephone:	+649 3666 259
	Fax:	+649 3666 263
	Attention:	Helen Golding

For the Collateral Agent:	The Bank of New York Mellon

Address: 101 Barclay Street, 4E New
York, N.Y. 10286, The United States of America
	Telephone:	+212 298 1528
	Fax:	+212 815 5366
	Attention:	International Corporate Trust
17.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing in accordance with the First Lien Intercreditor Agreement, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

17.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 17 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 17.
17.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
18.	APPLICABLE LAW, JURISDICTION
18.1	This Agreement is governed by the laws of the Federal Republic of Germany.

18.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Collateral Agent however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
19.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

19.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by fax or attached as an electronic photocopy (pdf., tif., etc.) to an e-mail.

19.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 19.1 above, they will transmit the signed signature page(s) of this Agreement to attention of Mr. Philipp Kropatscheck or Ms Corinna May (Philipp.kropatscheck@cliffordchance.com or Corinna.May@cliffordchance.com, fax: +49 69 7199 4000) (the “Recipients”). The Agreement will be considered concluded once any of the Recipients has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

19.3	For the purposes of this Clause 19 only, the parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all parties to this

Agreement. For the avoidance of doubt, the Recipients will have no further duties connected with their position as Recipient. In particular, the Recipients may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SCHEDULE 1
THE ORIGINAL BORROWERS, THE ORIGINAL GUARANTORS AND THE ORIGINAL SENIOR SECURED NOTE GUARANTORS
Part I — The Original Borrowers
SIG Euro Holding AG & Co. KG aA
Closure Systems International Holding Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Part II — The Original Guarantors
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)

SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Reynolds Group Issuer Inc. (USA)
Reynolds Group Issuer LLC (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Group Issuer (Luxembourg) S.A. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)

CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

Part III — The Original Senior Secured Note Guarantors
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)

Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

SCHEDULE 2
COPY OF APPROVAL AND CONSENT
Information was provided in pdf format only

SIGNATURE PAGES
This Agreement has been entered into on the date stated at the beginning by
SIG Combibloc Group AG
as Pledgor

By:		By:
	Philip West		Mark Dunkley
	Name: PHILIP WEST		Name: MARK DUNKLEY
	Title: AUTHORISED SIGNATORY		Title: AUTHORISED SIGNATORY
	Date:		Date:

The Bank of New York Mellon
as Collateral Agent and Pledgee

By:		By:
Michael Lee
	Name: MICHAEL LEE		Name:
	Title: SENIOR ASSOCIATE		Title:
	Date:		Date:

Acknowledged and agreed
SIG Euro Holding AG & Co. KGaA represented by the SIG Reinag AG as its general partner (Komplementär).

By:		By:
	Philip West		Mark Dunkley
	Name: PHILIP WEST		Name: MARK DUNKLEY
	Title: AUTHORISED SIGNATORY		Title: AUTHORISED SIGNATORY
	Date:		Date: